Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES SECOND
QUARTER EARNINGS

OAKLAND, MARYLAND—August 6, 2010:  First United Corporation (Nasdaq: FUNC), a financial holding company and the parent company of First United Bank & Trust, announced that the consolidated net loss attributable to common shareholders for the first half of 2010 was $6.81 million or $1.11 loss per common share, compared to net income available to common shareholders of $2.88 million or $.47 per common share for the same period of 2009.  The increase in net loss resulted primarily from a decline in net interest income of $4.4 million, an additional $5.9 million of credit-related other-than-temporary impairment charges, $2.3 million of net losses related to a restructuring of the investment portfolio, foreclosed property and sales of loans, and $3.3 million in increased loan loss provision expense, partially offset by a net income tax benefit of $5.4 million.  The decline in net interest income resulted in a compressed net interest margin of 2.99% when compared to 3.76% in the first six months of 2009.  Interest income on our interest earning assets declined $6.0 million due to the increase in non-accrual loans throughout 2009, the decline in loan balances and the lower interest rate environment.  Additionally, during 2009 and throughout the first six months of 2010, we elected to maintain an increased liquidity position.  Our cash position has increased significantly due to electing not to reinvest cash from called investments and growth in our deposit base.

Consolidated net loss attributable to common shareholders for the second quarter of 2010 was $1.3 million or $.21 loss per share, compared to net income available to common shareholders of $.8 million or $.12 per share for the same period of 2009.  The net interest margin for the second quarter of 2010 was 2.81% compared to 3.66% for the same period of 2009.  This decrease is primarily attributable to the increase in lower—yielding interest-earning assets of $92.2 million when compared to the second quarter 2009.

According to William B. Grant, Chairman and Chief Executive Officer, “First United continued to maintain a conservative stance during the second quarter of 2010.  We provided additional reserve to the allowance for loan losses as we have continued to see the lingering effects of the recession on our commercial borrowers.  Additionally, our high liquidity position of $237 million in cash was the primary driver of the decline in our net interest margin.  We have started to see a leveling in our non-performing assets and delinquencies and hope to see this trend continue over the next few quarters as we continue to work with our borrowers.”

For the six-month period ended June 30, 2010, the Corporation’s annualized return on average assets and average shareholders’ equity were (.69%) and (11.96%), respectively, compared to .43% and 7.07%, respectively, for the same period in 2009.

Total assets were $1.8 billion at June 30, 2010, an increase of $32.2 million since December 31, 2009.  During this time period, cash and interest-bearing deposits in banks increased $126.6 million, gross loans decreased $39.7 million, our investment portfolio decreased $42.6 million, deferred tax assets decreased $2.6 million and accrued interest receivable and other assets decreased $6.0 million.  During 2009 and throughout the first six months of 2010, we elected to maintain an increased liquidity position to comply with recent guidance published by the FDIC and in recognition of the distressed economic environment.  Our cash position has increased significantly due to electing not to reinvest cash from called investments and growth in our deposit base. Although approximately $23 million of the deposit growth is short-term in nature (90 days), we do not anticipate reduced levels of cash for the remainder of 2010.  The decrease in loans is due to increased runoff in our indirect portfolio as well as increased refinancing in the mortgage portfolio.  Management has made the decision to utilize the secondary mortgage markets and government agencies as opposed to booking long-term, fixed-rate mortgages.  The decrease in our investment portfolio is due in part to calls that were not reinvested and to approximately $26 million in sales from the portfolio restructuring that have not been reinvested as of June 30, 2010.  Total liabilities increased by approximately $32.7 million during the first six months of 2010, reflecting increases in total deposits of $69.6 million offset by a $10.1 million decrease in short-term borrowings as a result of a decrease in  our treasury management product and a $26.9 million decrease in long-term borrowings due to repayment of two maturing FHLB advances.  The increase in deposits is due primarily to a $48 million increase in the accounts of a local municipality.

Gross loans were $1.08 billion at June 30, 2010, a decrease of $39.7 million (3.5%) from gross loans at December 31, 2009.  There was a decline in commercial loans ($16.4 million), the residential mortgage and construction portfolio ($9.4 million), and our installment portfolio ($13.9 million). The decrease in installment loans is primarily attributable to a decline in the indirect loan portfolio resulting from a slowdown in economic activity as repayment activity exceeded new production.   The decrease in the residential mortgage portfolio is attributable to the increased amount of loan refinancings that are occurring as consumers seek long-term, fixed rate loans.  The Corporation prefers not to book these long-term fixed rate loans, so we are using secondary market and Fannie Mae outlets to satisfy these loan requests.  At June 30, 2010 and December 31, 2009, approximately 71% of the commercial loan portfolio was collateralized by real estate.

Total deposits were $1.37 billion at June 30, 2010, compared to $1.30 billion at December 31, 2009, an increase of $69.6 million.  Interest-bearing demand deposits decreased $2.8 million and non-interest bearing demand deposits increased by $9.0 million.  Time deposits increased $64.3 million due primarily to a $48 million increase in the accounts of a local municipality, included in time deposits $100,000 or more.  These funds are short-term in nature with $23 million maturing in three months and $25 million maturing in nine months.  We are shifting our focus to longer-term liabilities as we anticipate a rising interest rate environment in the future.

Comparing June 30, 2010 to December 31, 2009, shareholders’ equity decreased .49%, from $100.6 million to $100.1 million. The decrease in shareholders’ equity was attributable to the increase in net loss of $6.9 million offset by a $6.3 million decrease in the accumulated other comprehensive loss due to the unrealized losses in the investment portfolio at June 30, 2010.  The book value per common share decreased from $11.49 at December 31, 2009 to $11.42 at June 30, 2010.

At June 30, 2010, there were 6,158,650 outstanding shares of the Corporation’s common stock, an outstanding immediately exercisable warrant to purchase 326,323 shares of the Corporation’s common stock, and 30,000 outstanding shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

Net- Interest Income (Tax Equivalent Basis)

Net interest income decreased $4.4 million during the first six months of 2010 over the same period in 2009 due to a $1.6 million (9.6%) decrease in interest expense, offset by a $6.0 million (13.4%) decrease in interest income.  The decrease in interest income resulted primarily from an increase in non-accrual assets and our desire to maintain higher cash levels to enhance our liquidity position as previously discussed.  The decreases in interest rates throughout 2009, the increase in non-accruing assets during 2009 and the increase in cash at lower rates contributed to the 111 basis point decrease in the average rate on our average earning assets, from 5.96% for the first six months of 2009 to 4.85% for the first six months of 2010 (on a fully tax equivalent basis).

Interest expense decreased during the first six months of 2010 when compared to the same period of 2009 due to a reduction in interest rates on interest-bearing liabilities.  Average interest-bearing liabilities increased in the first six months of 2010 by $89.5 million when compared to the same time period for 2009, with interest-bearing deposits increasing by approximately $107.2 million.  The effect of the decreasing rate environment throughout 2009, our decision to only increase special rates for full relationship customers and the short duration of our portfolio resulted in a 33 basis point decrease in the average rate paid on our average interest-bearing liabilities from 2.30% for the six months ended June 30, 2009 to 1.97% for the same period of 2010.

The net result of the aforementioned factors was a 77 basis point decrease in the net interest margin during the first six months of 2010 to 2.99% from 3.76% for the same time period of 2009.

Net interest income for the second quarter of 2010 decreased $2.6 million in comparison to the second quarter of 2009.  This decrease resulted from a $.6 million decrease in interest expense during the period offset by a decrease in interest income of $3.2 million.  The decrease in interest expense resulted from a decrease in rates paid on interest-bearing deposits.  Average loans decreased by $35.7 million and the average balance in investment securities declined by $100.7 million.  Other interest earning assets increased   $228.6 million due to an increase in cash for liquidity purposes.  Average interest-bearing liabilities increased by $116.5 million (8.1%) during the second quarter of 2010 when compared to the second quarter of 2009.  This increase resulted primarily from increases in interest-bearing deposits partially offset by decreases in long and short-term borrowings.  The effective rate on these liabilities decreased 31 basis points comparing quarter to quarter.  Overall, the net interest margin decreased 85 basis points from 3.66% to 2.81% when comparing quarter to quarter.

Asset Quality

The ratio of non-performing and 90 days past-due loans to total loans at June 30, 2010 was 4.23%, compared to 4.31% at December 31, 2009 and 4.20% at June 30, 2009.  The ratio of non-performing and 90 days past-due loans to total assets at June 30, 2010 was 2.58%, compared to 2.77% at December 31, 2009 and 2.90% at June 30, 2009.  Performing loans considered impaired loans, as defined and identified by management, amounted to $46.7 million at June 30, 2010 and $89.9 million at December 31, 2009.  Loans are identified as impaired when based on current information and events, management determines that we will be unable to collect all amounts due according to contractual terms.  These loans consist primarily of acquisition and development loans.  The fair values are generally determined based upon independent third party appraisals of the collateral or discounted cash flows based upon the expected proceeds.  Specific allocations have been made where management believes there is insufficient collateral and no secondary source of repayment is available.

The allowance for loan losses increased to $23.8 million at June 30, 2010, compared to $20.1 million at December 31, 2009.  The provision for loan losses was $7.2 million for the first six months of 2010, compared to $3.9 million for the same period of 2009, while net charge-offs remained fairly constant.  The increase in the provision for loan losses in the first six months of 2010 when compared to the same period of 2009 was in response to the level of non-performing and other Watchlist loans, an increase in the qualitative factors affecting the allowance as a result of our quarterly reviews of the adequacy of the factors, and an increase in specific allocations for impaired loans.  As part of our loan review process, management has noted an increase in foreclosures and bankruptcies in the geographic areas in which we operate.  Additionally, the current economic environment has caused a decline in real estate sales.  Consequently, we have closely reviewed and applied sensitivity analyses to collateral values to more adequately measure potential future losses.  Where necessary, we have obtained new appraisals on collateral.  Specific allocations of the allowance have been provided in these instances where losses may occur.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of securities losses, decreased $.2 million during the first six months of 2010 when compared to the same period of 2009. Service charge income decreased $.4 million due primarily to a reduction in non-sufficient funds fees and increased charged-off overdraft fees.  Trust department income increased $.4 million during the first six months of 2010 when compared to the first six months of 2009 due to an increase in assets under management and the fees received on those accounts.  Income on Bank Owned Life Insurance increased $.2 million during the first half of 2010 when compared to the same period of 2009 due to the surrender of the separate account and purchase of general account contracts during the fourth quarter of 2009.

Other operating income, exclusive of losses, for the second quarter of 2010 decreased $.1 million when compared to the second quarter of 2009.  Service charge income decreased $.2 million due primarily to a reduction in non-sufficient funds fees and increased charged-off overdrafts fees.  Trust department income increased $.2 million due to an increase in assets under management and the fees received on those accounts.  Bank Owned Life Insurance income increased $.1 million during the second quarter of 2010 when compared to the second quarter of 2009 due to the surrender of the separate account contracts and purchase of general account contracts during the fourth quarter of 2009.

Other operating expenses decreased slightly by $1.0 million (4%) for the first half of 2010 when compared to the first half of 2009.  For the second quarter 2010, other operating expenses decreased $1.1 million, or 9%, when compared to the same time period of 2009.  The decrease for the first half of 2010 is primarily due to a decline of $.9 million in salaries and benefits resulting from reduced service costs in the pension plan and elimination of all performance based pay for employees and management.  FDIC premiums increased $.3 million during the first six months of 2010 when compared to the same period of 2009 due to the increased rate structure.  The decrease in other operating expense for the second quarter of 2010 is primarily due to a decline of $.6 million in salaries and benefits due to the reduced service costs in our pension plan and elimination of performance pay for employees and management.  FDIC premiums decreased $.3 million comparing the second quarter of 2010 to the second quarter of 2009.  This decrease is attributable to the $.8 million special assessment paid in June 2009.  There have been no special assessments as of June 30, 2010.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company (the “Bank), three statutory trusts that were used as financing vehicles, and First United Insurance Group, LLC, a full service insurance provider organized under Maryland law.  The Bank is the parent company of OakFirst Loan Center, Inc., a West Virginia finance company, and OakFirst Loan Center, LLC, a Maryland finance company, and owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership, a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland.  These entities operate a network of offices throughout Garrett, Allegany, Washington, and Frederick Counties in Maryland, as well as Mineral, Hardy, Berkeley, and Monongalia Counties in West Virginia.  The Corporation’s website is www.mybank4.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions.  Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
(Dollars in thousands, except per share data)

	Three Months Ended unaudited			Six Months Ended unaudited
	30-Jun	30-Jun	31-Mar	30-Jun	30-Jun
	2010	2009	2010	2010	2009
EARNINGS SUMMARY
Interest income	$18,273	$21,373	$19,521	$37,794	$43,746
Interest expense	$7,436	$8,010	$7,528	$14,964	$16,557
Net interest income	$10,837	$13,363	$11,993	$22,830	$27,189
Provision for loan losses	$3,631	$1,871	$3,555	$7,186	$3,920
Noninterest income (exclusive of losses)	$3,859	$3,948	$3,679	$7,442	$7,603
Noninterest expense	$11,415	$12,501	$11,146	$22,405	$23,399
Income taxes	$(451)	$358	$(3,615)	$(4,066)	$1,360
Net income/ loss	$(916)	$1,149	$(5,111)	$(6,027)	$3,528
Net loss attributable/income
available to common shareholders	$(1,305)	$756	$(5,501)	$(6,806)	$2,876
Cash dividends paid	$62	$1,221	$614	$676	$2,442

	Three Months Ended
	unaudited
	30-Jun	30-Jun	31-Mar
	2010	2009	2010
PER COMMON SHARE
Basic/ Diluted Net Income Per Share	$(0.21)	$0.12	$(0.90)
Basic/ Diluted Net Income Per Common Share	$(0.21)	$0.12	$(0.90)

Book value	$11.42	$11.62	$11.54
Closing market value	$3.90	$11.25	$6.00

Common shares outstanding at period end	6,158,650	6,121,549	6,143,947

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	-0.69%	0.43%	-1.19%
Return on average shareholders' equity	-11.96%	7.07%	-20.20%
Net interest margin	2.99%	3.76%	3.19%
Efficiency ratio	109.10%	70.43%	170.80%

PERIOD END BALANCES	30-Jun	31-Dec	30-Jun
	2010	2009	2009

Assets	$1,775,998	$1,743,796	$1,634,380
Earning assets	$1,412,299	$1,469,327	$1,475,380
Gross loans	$1,082,214	$1,121,884	$1,128,626
Consumer Real Estate	$397,149	$406,537	$409,186
Commercial	$588,054	$604,410	$597,297
Consumer	$97,011	$110,937	$122,143
Investment securities	$231,193	$273,784	$326,778
Total deposits	$1,373,722	$1,304,166	$1,201,858
Noninterest bearing	$116,036	$106,976	$103,275
Interest bearing	$1,257,686	$1,197,190	$1,098,583
Shareholders' equity	$100,078	$100,566	$101,109

CAPITAL RATIOS	30-Jun	31-Dec	30-Jun
	2010	2009	2009
Period end capital to risk-weighted assets:
Tier 1	10.34%	9.60%	9.39%
Total	12.01%	11.20%	10.57%

ASSET QUALITY
Net charge-offs for the quarter	$1,735	$1,590	$799
Nonperforming assets: (Period End)
Nonaccrual loans	$44,633	$46,584	$46,671
Restructured loans	$20,198	$35,481	$3,077
Loans 90 days past due and accruing	$1,104	$1,770	$723
Other real estate owned	$11,643	$7,591	$2,357
Total nonperforming assets and past due loans	$45,737	$48,354	$47,394
Allowance for credit losses to gross loans, at period end	2.20%	1.79%	1.27%
Nonperforming and 90 day past-due loans to total loans, at period end	4.23%	4.31%	4.20%
Nonperforming loans and 90 day past-due loans to total assets, at period end	2.58%	2.77%	2.90%